Exhibit 99.2

For Immediate Release

Brooke Credit Corporation Announces Selected Results for July 2007

OVERLAND PARK, KS, August 31, 2007 – Brooke Credit Corporation (OTCBB: BRCR; BRCRW; BRCRU) today announced selected results for the month of July 2007.

As of July 31, 2007, loan portfolio balances totaled approximately $595.7 million, compared to approximately $593.4 million on June 30, 2007. The Company’s loan portfolio balances were positively impacted by July loan originations of approximately $13.8 million, and offset by July principal payments of approximately $11.5 million. July originations included $8.7 million in Brooke franchise insurance agency loans, $1.2 million in non-franchise insurance agency loans and $3.9 in non-franchise death care loans. As of July 31, 2007, the Company’s total loan portfolio was composed of approximately $86.3 million in loan balances held in the Company’s inventory for future sale, and approximately $509.4 million in loan balances sold to investors with retained interest and servicing rights.

Brooke Credit also announced that during July, the Company received net interest and servicing income of approximately $2.3 million, and incurred operating interest expense of approximately $140,000. Additionally, during July Brooke Credit realized a gain on loan sale activities of approximately $560,000.

All results included within this news release exclude portfolio balances and revenues derived from lending activities with Brooke Corporation and its wholly owned subsidiaries. Brooke Corporation is Brooke Credit’s largest shareholder, owning approximately 62 percent of Brooke Credit.

About the Company… Brooke Credit is a specialty finance company that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $595.7 million on July 31, 2007. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company’s business is provided in the Company’s reports and registration statements, which are available from the Company without charge or at www.sec.gov.

Contact Info:

Brooke Credit Corporation

Anita Larson, Chairman

913-661-0123

anita.larson@brookeagent.com

The Equity Group, Inc

Adam Prior, Vice President

212-836-9606

aprior@equityny.com